PILGRIM'S PRIDE CORPORATION REPORTS STRONG FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL 2007

Company Returns to Profitability on Strength of Improved Pricing and Product Demand

PITTSBURG, Texas, July 31, 2007 – Pilgrim's Pride Corporation (NYSE: PPC), the world’s largest chicken company, today reported net income of $62.6 million, or $0.94 per share, on record sales of $2.12 billion for the third fiscal quarter ended June 30, 2007.  For the third quarter of fiscal 2006, the Company reported a net loss of $20.5 million, or $0.31 per share, on total sales of $1.29 billion.

“We are pleased with our improved financial performance in the third quarter, particularly in light of continued high costs for feed ingredients,” said O.B. Goolsby Jr., Pilgrim’s Pride president and chief executive officer.  “Our return to profitability is a direct result of improved pricing driven by industry-wide production cuts implemented earlier this year, coupled with strong demand for our products, particularly in the consumer retail segment.  As a result of these higher selling prices for our products, we were able to offset the impact of higher corn and soybean meal costs.”

Mr. Goolsby also said the Company’s Mexico operations returned to profitability in the third quarter.

He also said the Company continues to make good progress with the Gold Kist integration.  Through the end of the third fiscal quarter, the Company had realized approximately $48 million in annualized cost savings – well ahead of its previously forecasted schedule of $25 million by the end of September.

“Our employees are making good progress in identifying opportunities to improve our combined businesses.  Together they are working on a wide variety of projects that will help us operate more efficiently and deliver improved service to our customers.  In some cases, we’ve been able to capture synergy savings ahead of schedule, while in other cases the project timelines have been adjusted to meet the demands of our business.  In total, however, I’m now confident that we’ll be able to exceed our previously announced synergy savings target of $100 million and believe that our annual run rate is likely to be closer to $150 million by January 2008,” Mr. Goolsby said.

Looking ahead, he believes that feed-ingredient costs will continue to pose one of the biggest operating challenges for the U.S. chicken industry.

“There is no question that high feed costs are with us for the long-term, thanks to what many believe is the nation’s misguided public policy that subsidizes production of corn-based ethanol.  It’s important to note that next year the agriculture industry once again will have to find millions of additional acres for corn – on top of this year’s record plantings – just to meet increased production demand for ethanol.  While American consumers may one day realize some marginal benefit from cheaper prices at the fuel pump, they undoubtedly will continue to pay more for food items at their neighborhood grocery store or favorite restaurant,” Mr. Goolsby said.

For the nine months ended June 30, 2007, the Company reported net income of $13.8 million, or $0.21 per share, on record sales of $5.45 billion.  Included in these results were charges of $14.5 million, $9.1 million, net of tax or $0.14 per share, related to the early extinguishment of debt incurred by the Company in connection with the financing for the Gold Kist acquisition.  For the first nine months of fiscal 2006, Pilgrim’s Pride reported a net loss of $26.7 million, or $0.40 per share, on sales of $3.90 billion.

Conference Call Information
A conference call to discuss the Company's third-quarter results will be held at 10 a.m. Central (11 a.m. Eastern) on July 31, 2007.  To listen live via telephone, call (877) 366-0713, verbal pass code Pilgrim’s Pride or VC53173.  The call will also be webcast live on the Internet at http://www.videonewswire.com/event.asp?id=41007.  (Please copy and paste the link into the browser.)

Additionally, the Company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within two hours of the conclusion of the call.  A telephone replay will be available beginning at approximately 2 p.m. (Central) on July 31 through August 7, 2007, at (800) 355-2355 pass code 53173#.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico.  Pilgrim’s Pride employs approximately 55,500 people and operates 37 chicken processing and 12 prepared-foods facilities, with major operations in Texas, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico as well as other facilities in Arizona, Iowa, Mississippi, Ohio and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to the expected benefits and synergies associated with the acquisition of Gold Kist and changes in pricing, demand and market conditions for chicken products and profitability, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; inability to consummate, or effectively integrate, any acquisition, including integrating our recent acquisition of Gold Kist, or realize the associated cost savings and operating synergies currently anticipated; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Gary Rhodes
Vice President, Corporate Communications & Investor Relations
(903) 434-1495

PILGRIM'S PRIDE CORPORATION
News Release
July 31, 2007

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)
[In thousands, except share and per share data]

Three Months Ended	June 30, 2007	July 1, 2006

Net sales	$2,118,386	$1,287,646
Cost of sales	1,883,148	1,244,950
Gross profit	235,238	42,696
Selling, general and administrative	98,461	69,433

Operating income (loss)	136,777	(26,737)

Other expense (income):
Interest expense	40,921	12,736
Interest income	(198)	(1,268)
Foreign exchange (gain) loss	(264)	1,822
Miscellaneous, net	(2,605)	(2,053)
Total other expenses, net	37,854	11,237

Income (loss) before income taxes	98,923	(37,974)
Income tax expense (benefit)	36,282	(17,501)
Net income (loss)	$62,641	$(20,473)

Net income (loss) per common share -basic and diluted	$0.94	$(0.31)
Dividends declared per common share	$0.0225	$0.0225
Weighted average shares outstanding	66,555,733	66,555,733

Nine Months Ended	June 30, 2007	July 1, 2006

Net sales	$5,449,483	$3,897,167
Cost of sales	5,064,776	3,698,870
Gross profit	384,707	198,297
Selling, general and administrative	262,534	216,772

Operating income (loss)	122,173	(18,475)

Other expense (income):
Interest expense	94,130	38,402
Interest income	(3,190)	(8,429)
Loss on early extinguishment of debt	14,475	--
Foreign exchange loss	1,250	1,012
Miscellaneous, net	(8,799)	(1,025)
Total other expenses, net	97,866	29,960

Income (loss) before income taxes	24,307	(48,435)
Income tax expense (benefit)	10,478	(21,686)
Net income (loss)	$13,829	$(26,749)

Net income (loss) per common share -basic and diluted	$0.21	$(0.40)
Dividends declared per common share	$0.0675	$1.0675
Weighted average shares outstanding	66,555,733	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
July 31, 2007

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
[In thousands]

	June 30, 2007	September 30, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$57,390	$156,404
Investments in available for sale securities	13,782	21,246
Other current assets	1,578,748	928,024
Total Current Assets	1,649,920	1,105,674
Investments in Available for Sale Securities	44,003	115,375
Other Assets	87,765	50,825
Goodwill	509,059	--
Property, Plant and Equipment, net	1,896,803	1,154,994

Total Assets	$4,187,550	$2,426,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$3,134	$10,322
Other current liabilities	945,135	566,515
Total Current Liabilities	948,269	576,837
Long-Term Debt, Less Current Maturities	1,718,774	554,876
Deferred Income Taxes	308,797	175,869
Other Long-Term Liabilities	79,747	--
Minority Interest in Subsidiary	1,929	1,958
Commitments and Contingencies	--	--
Total Stockholders' Equity	1,130,034	1,117,328

Total Liabilities and Stockholders' Equity	$4,187,550	$2,426,868

PILGRIM'S PRIDE CORPORATION
News Release
July 31, 2007

Pilgrim's Pride Corporation
Pro forma Financial Information
(Unaudited)
(In thousands except per share amounts)

The unaudited pro forma financial information has been presented as if the acquisition of Gold Kist Inc. had occurred as of the beginning of the fiscal year presented.

Three Months Ended	June 30, 2007	July 1, 2006
	(Actual)	(Pro forma)

Net sales	$2,118,386	$1,791,070
Depreciation and amortization	$58,005	$57,947
Operating income (loss)	$136,777	$(47,724)
Interest expense, net	$40,723	$32,642
Income tax expense (benefit)	$36,282	$(33,624)
Net income (loss)	$62,641	$(45,284)
Net income (loss) per common share	$0.94	$(0.68)
Weighted average shares outstanding	66,555,733	66,555,733

Nine Months Ended	June 30, 2007	July 1, 2006
	(Pro forma)	(Pro forma)

Net sales	$5,977,293	$5,471,272
Depreciation and amortization	$170,781	$167,893
Operating income (loss)	$91,741	$(79,214)
Interest expense , net	$116,761	$93,935
Income tax expense (benefit)	$(10,229)	$(68,952)
Net income (loss)	$(20,279)	$(100,357)
Net income (loss) per common share	$(0.30)	$(1.51)
Weighted average shares outstanding	66,555,733	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
July 31, 2007

Selected Financial Information
(Unaudited)
(In thousands)

Note: “EBITDA” is defined as net income (loss) plus interest, taxes, depreciation and amortization (other than amortization of capitalized financing costs). EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results, to compare the performance of companies. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.  We have also included EBITDA as adjusted to exclude loss on the early extinguishment of debt.  We have included this information as we believe that investors may be interested in our EBITDA excluding this item as this is how our management analyzes our EBITDA from continuing operations. EBITDA is calculated as follows:

Three Months Ended	June 30, 2007	July 1, 2006
Net Income (Loss)	$62,641	$(20,473)
Add:
Income tax (benefit) expense	36,282	(17,501)
Interest expense, net	40,723	11,468
Depreciation and amortization	58,005	34,960
Minus:
Amortization of capitalized financing costs	1,118	477

EBITDA	$196,533	$7,977

Capital expenditures	$41,711	$26,795

Nine Months Ended	June 30, 2007	July 1, 2006

Net Income (Loss)	$13,829	$(26,749)
Add:
Income tax (benefit) expense	10,478	(21,686)
Interest expense, net	90,940	29,973
Depreciation and amortization	145,678	100,052
Minus:
Amortization of capitalized financing costs	2,933	2,034

EBITDA	$257,992	$79,556

Loss on early extinguishment of debt	14,475	--
EBITDA - Adjusted	272,467	79,556

Capital expenditures	$136,160	$101,314